Exhibit 10.18

IBM NEW ZEALAND LIMITED

85 The Esplanade, Petone, Wellington, New Zealand

Distributors/Reseller Profile for Workstation Software

to IBM Business Partner Agreement

Business Partner Name and Address:
Datec (Fiji) Ltd	Business Partner Number:	196637
68 Gordon Street	Profile Number:	001
SUVA
FIJI

We welcome you as our remarketer of workstation software which includes Programs and Services from the IBM Corporation or the Lotus Development Corporation, an IBM Company, or both.

This Profile covers the details of your approval as our Business Partner-Distributor for Workstation Software or as our Business Partner-Reseller for Workstation Software, to actively market and diligently promote Programs and Services.

By signing below, each of us agrees to the terms of the following (collectively called the “Agreement”):

(a) this Profile;

(b) General Terms (SCD-7060DatecF);

(c) the applicable Attachments referred to in this Profile; and

(d) Exhibits.

This Agreement and its applicable transaction documents are the complete agreement regarding this relationship, and replace any prior oral or written communications between us. Once this Profile is signed, 1) any reproduction of this Agreement or a transaction document made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable law and 2) all Programs and Services you market and Services you perform under this Agreement are subject to it. If you have not already signed an Agreement for Exchange of Confidential Information (AECI), your signature on this Profile includes your acceptance of the AECI.

After signing this Profile, please return a copy to the address shown below.

	Revised Profile (yes/no):		Date received by IBM: 9/12/02

	Agreed to: Datec (Fiji) Ltd		Agreed to:
IBM NEW ZEALAND LIMITED

By	/S/ KRISHNA SAMI	By	/S/ ROGER KENAH
	Authorised signature		Authorised signature

	KRISHNA SAMI		ROGER KENAH
	Name (type or print)		Name (type or print)

	MANAGING DIRECTOR		Office Services Mgr.
	Title (type or print)		Title (type or print)

	Date: 3/12/2002		Date: 9/12/02

DETAILS OF OUR RELATIONSHIP

Contract Start Date (month/year): June 13 2002	Duration: 24 Months

Relationship Approval/Acceptance of Additional Terms:

For each approved relationship and additional terms, each of us agrees to the terms of the following by signing this Profile. Copies of the Attachments are included.

Approved Relationship	Applicable (yes/no)	Attachment

Remarketer Terms Attachment for Workstation Software	yes	BPRTSW 7151DatecF

Distributor Attachment for Workstation Software	no	BPDSW 7150

You are approved to market to:

Remarketers	no

Reseller Attachment for Workstation Software	yes	BPRSW01 7152

You are approved to market to:

End Users	yes

Remarketers	yes

Additional Terms:

Advantage Attachment for Distributors of Workstation Software	no	BPADATD

Advantage Attachment for Resellers of Workstation Software	no	BPADATR

Passport Attachment for Distributors of Workstation Software	no	BPPAATTD 7155

Passport Attachment for Resellers of Workstation Software	yes	BPPAATTR 7156

Attachment for Services Marketing for Workstation Software Distributors and Resellers	no	BPSVBRSW

Programs & Services Approvals:

You are approved to market the workstation software/services shown on the Eligible Product List which is contained in the Workstation Software Exhibit.

Tivoli product purchased under Passport Advantage:

Tivoli Enterprise:	Yes/No	No
Tivoli Storage:	Yes/No	No
Tivoli Security:	Yes/No	No
Tivoli S/390 Distributed	Yes/No	No
Tivoli Open Category (Products for which no Tivoli Authorisation/Certification is required):	Yes	Yes

Other additional terms which apply are listed in Schedule 1 of this Profile.

Programs and Services:

You are approved to market the Programs and Services listed in the Workstation Software Exhibit. Workstation Software Programs requiring certification are specified in the Exhibit. The terms of the Exhibit apply to the Programs and Services listed in it.

Minimum Annual Attainment (annual objective of your sales of Programs to your Customers. The amount of a sale is the price you paid us for the Program):     Yes, refer to separate target letter.

IBM Business Partner Agreement

Distributor/Reseller Profile for Workstation Software

SCHEDULE 1

Programs, Services and Offerings Attachments

The following Programs, Services and Offerings have additional terms in the specific Attachments listed below.

Programs, Services and Offerings Attachment	Approved
(Yes/No)

IBM New Zealand Limited

171 Featherston Street, Wellington

IBM BUSINESS PARTNER AGREEMENT

Passport Advantage Attachment for Resellers of Workstation Software

Business Partner Name and Address:	Ref. Agreement No: 7060
Datec (Fiji) Ltd	Attachment Number: 02-20512
68 Gordon Street	Business Partner Number: 196637
SUVA FIJI

These terms prevail over, and are in addition to or modify, the Remarketer Terms Attachment for Workstation Software and the Reseller Attachment for Workstation Software.

Under the terms of this Attachment, an End User who has an IBM International Passport Advantage Agreement (Passport Advantage Agreement) in effect and has selected Datec (Fiji) Ltd (“you”) as a Reseller, may fulfil their Passport Advantage acquisitions through you. You may assist the End User in completing the Passport Advantage Enrolment Form and any other applicable documents. Upon IBM’s acceptance of the Passport Advantage Agreement, IBM will make available to you all details to enable you to fulfil the End User’s Passport Advantage orders.

Passport Advantage Agreement documents, and Business Partner guidelines to assist you in understanding the offering and fulfilling End User Passport Advantage Agreements are included on the Passport Advantage channel resource website, www.ibm.com/software/passportadvantage.

1.	Eligible Products

Eligible Products include commercially available Programs, Program Upgrades, Competitive Upgrades, Software Maintenance renewals and “Software Maintenance After License” and are listed in IBM’s applicable price list. IBM may add or withdraw Eligible Products or change an Eligible Product’s Suggested Volume Price (SVP) or point value at any time. In order to market certain Products, IBM approval will be required.

2.	Marketing To Qualified End Users

You may only market Passport Advantage to End Users who have a Passport Advantage Agreement accepted by IBM, and who have selected you as their Reseller.

3.	Passport Advantage Options For Commercial End Users

Commercial End Users (all End Users except qualifying education and government End Users) may acquire Eligible Products under one of two options:

Under Option A, you acquire individual Eligible Products and each Eligible Product is assigned SVP point values. The point value of the Eligible Products in a transaction determines the SVP Level of that transaction.

Under Option B, an End User acquires a CEO Product Category which is a grouping of Eligible Products all within the CEO Product Category. Each CEO Product Category is assigned SVP points. The point value of the CEO Product Category the End User acquires in a transaction determines the SVP Level of that transaction. The initial acquisition must include at least one CEO Product Category (Requisite Product Category) for all Users within the Enterprise.

Every CEO Product Category has a minimum requirement of 500 users.

A User is an individual to whom a machine capable of copying, using, or extending the use of eligible Programs has been assigned.

Additional CEO Product Categories may be acquired.

A User may use any or all of the Programs included in a chosen CEO Product Category.

Programs that are acquired for client access must be acquired from the same CEO Product Category as the server Program which they access.

If an End User requires a Program that is not included in a CEO Product Category, the Program may be ordered under Option A. If IBM replaces a CEO Product Category which the End User had acquired, the End User may acquire the replacement CEO Product Category for an upgrade charge. However, the End User must terminate their use of the replaced CEO Product Category when they install the replacement CEO Product Category.

For each Passport Advantage transaction, IBM’s price to you will be based either on the End User’s Relationship SVP (RSVP) Level or Transaction SVP (TSVP) Level for that transaction. You establish your prices to your customers. If your customer’s RSVP Level is changed, IBM will inform you and you will place subsequent orders for that customer at their revised RSVP Level, or at their applicable TSVP Level, as appropriate for that order.

4.	Passport Advantage Options For Education End Users

Upon IBM’s acceptance of their Passport Advantage Enrolment Form, eligible Education End User who qualify as an Authorised Academic Customer as defined in the End User Attachment for Academic Volume Option, may acquire selected Eligible Products under this option or other educational terms as IBM specifies in the Academic Passport Advantage section of its website. You may provide such terms and fulfil Eligible Product orders only to eligible Education End Users.

5.	Passport Advantage Options For Government End Users

Upon IBM’s acceptance of their Passport Advantage Enrolment Form, eligible Government End Users as defined in the End User Attachment for Government Option, are entitled to the Government End User SVP Levels as specified on the applicable price list (or as available upon request). There is no minimum quantity order requirement. You may provide such terms and fulfil Eligible Product orders only to eligible Government End Users.

6.	Your Responsibilities

A Passport Advantage End User may have an unlimited number of sites, all of which are covered under a single Passport Advantage Agreement. The site from which an End User designates you as their Passport Advantage Reseller will be the site from which you agree to process orders for Eligible Products as IBM specifies to you.

You agree to accept all site orders from your Passport Advantage End Users throughout the term of their Passport Advantage Agreement and to report such sales to IBM as IBM specifies in the operations guide.

You also agree to:

1.	proactively solicit purchase orders from your Passport Advantage End Users whose Software Maintenance is due for renewal;

2.	prior to accepting orders, ensure your End User is informed of the pricing level for the transaction and the End User has copies of and understands the Passport Advantage Agreement documents and the Passport Advantage Enrolment Form;

3.	ensure any change to End User information is forwared to IBM either by you or by the End User;

4.	become knowledgeable in all elements of the Passport Advantage offerings;

5.	communicate to your Passport Advantage End Users all Passport Advantage promotions and special offers, when informed of such by IBM;

6.	pass through to your Passport Advantage End Users, at the time of all applicable transactions, any special incentives designed to encourage Passport Advantage End User acquisition activity, as defined by IBM;

7.	advertise Passport Advantage to prospective Passport Advantage End Users on a regular basis;

8.	install and use a Notes server and the Notes Passport Advantage databases, and Passport Advantage website, or their equivalents;

9.

name and maintain a Passport Advantage staff to administer Passport Advantage both within your organisation as well as when interacting with IBM, as specified in the operations guide. You may not begin ordering Passport Advantage Eligible Products from IBM until each member of your Passport Advantage staff as been trained to perform their Passport Advantage related functions.

IBM has the sole right to evaluate the Passport Advantage competency of each such staff member. You also agree to notify IBM of any changes to your Passport Advantage staff; and

10.	on IBM’s request, and at your expense 1) send a qualified representative to participate in a specialised Passport Advantage training session as IBM specifies and 2) have your representative attend other Passport Advantage training and participate in conference calls as announced by IBM.

7.	Passport Advantage Media and Documentation Packs

Passport Advantage media containing an IBM Program and documentation packs containing User documentation will be available to you for distribution only to your Passport Advantage End Users and other End Users as IBM specifies. You may maintain an inventory of Passport Advantage media and documentation packs as you would any IBM shrink-wrap Program package.

8.	Suspension and Termination

If you breach the terms of this Attachment IBM may, immediately on notice to you, suspend or terminate IBM’s approval of you to participate under the terms of this Attachment. If IBM does so, you may no longer accept Passport Advantage orders from Passport Advantage End Users. IBM may allow you a reasonable opportunity to cure. If you fail to do so, IBM will take the action specified on its notice to you.

IBM New Zealand Limited

171 Featherston Street, Wellington

IBM Business Partner Agreement

RESELLER ATTACHMENT FOR WORKSTATION SOFTWARE

Business Partner Name and Address:	Ref. Agreement No.:	7060
Datec (Fiji) Ltd	Business Partner No. :	196637
68 Gordon Street
SUVA FIJI

These terms prevail over and are in addition to or modify the Remarketer Terms Attachment for Workstation Software.

1.	MARKETING APPROVAL

You are approved as a Reseller for Workstation Software under remarketer terms for workstation software to market Programs and Services.

2.	YOUR RESPONSIBILITIES TO US

You agree:

1.	to develop a mutually acceptable business plan with Us. Such plan will document your marketing plans as they apply to our relationship. We will review the plan, at a minimum, twice a year;

2.	that, unless precluded by applicable law, one of the requirements for you to retain this relationship is that you achieve the minimum annual attainment, as We specify in your Profile;

3.	to order Programs and Services, as We specify in the operations guide;

4.	to maintain trained personnel for the Programs and Services you are approved to market;

5.	to provide Us, on Our request, relevant financial information about your business so We may, for example, use this information in Our consideration to extend credit terms to you. We will require, at a minimum, an annual audited financial report;

6.	to maintain the capability to demonstrate the Programs, as We specify in writing;

7.	to report Program defects to Us, as applicable; and

8.	to support Our marketing strategy by maintaining an inventory of selected Programs and Services, as We specify in writing.

3.	YOUR RESPONSIBILITIES TO END USERS

You agree to:

1.	identify and select the required technology based upon the End User’s requirements;

2.	inform the End User of Program installation requirements, and provide configuration support;

3.	comply with the terms regarding Program upgrades as We specify on the Program package and in the Exhibit;

4.	fulfil all valid orders for Programs and Services which you market;

5.	inform the End User that the sales receipt (or other documentation, such as Proof of Entitlement, if it is required) will be necessary for proof of warranty entitlement;

6.	provide defect-related Program Services by copying and providing service materials (for example, “slipstream” or “corrective service diskettes”) to your End Users who are licensed for the Program. You may provide an enhanced version of this support through Our applicable Services you market to the End User. If you do, We assume customer satisfaction for such support;

7.	be the primary contact for Program information and technical support. Such support responsibility may be provided through Our applicable Services you market to the End User. If you market Our Services, We assume customer satisfaction responsibility for such support; and

8.	assist your End User in Program problem determination and resolution, unless this responsibility is delegated as specified in items 5 and 6 above.

IBM NEW ZEALAND LIMITED

85 The Esplanade, Petone, Wellington

IBM Business Partner Agreement

REMARKETER TERMS ATTACHMENT FOR WORKSTATION SOFTWARE

1.	Our Relationship

As IBM’s Business Partner, you market to your Customers in Fiji only the Programs and Services (including shrink-wrap Services) IBM provides to you. These terms apply to Business Partners whose method of distribution is under this Agreement and includes Distributors and Resellers for Workstation Software.

Responsibilities

Each of us agrees:

1.	each of us is free to set its own prices and terms;

2.	neither of us will discuss its Customer prices and terms in the presence of the other; and

3.	we offer a money back guarantee for IBM and Lotus Programs to End Users. You agree to 1) accept their return within the time frame IBM specifies, 2) refund the full amount the Customer paid for the returned Programs, and 3) dispose of them (including all the components) as IBM specifies.

Other Responsibilities

You agree to:

1.	provide high quality technical support, including effective “hot-line” (or equivalent) support to your Customers, as applicable;

2.	provide IBM with sufficient, free and safe access to your facilities, at a mutually convenient time, for IBM to fulfil its obligations;

3.	retain records, as IBM specifies in the operations guide, of each Program and Service transaction (for example, a sale or credit) for three (3) years;

4.	maintain sufficient inventory to meet Customer demands;

5.	provide IBM with marketing, sales, and inventory information for IBM’s Programs and Services as specified in the operations guide;

6.	provide a dated sales receipt (or its equivalent, such as an invoice) to your Customers before or upon delivery of Programs and Services; and

7.	when you are approved to market to Remarketers, market Programs and Services which require certification only to Remarketers who are certified to market them.

2.	Ordering and Delivery

You may order from IBM as specified in the operations guide.

We will agree to a location to which IBM will ship. IBM may establish criteria for you to maintain at such location (for example, certain physical characteristics, such as a loading dock).

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You will bear the full cost and responsibility involved in clearing any Products through customs for importation into Fiji. You agree to pay Fiji customs duties, if any, relating to Products supplied under this Agreement.

Other invoices for adjustments, additional charges, taxes, etc, if any, payable or reimbursable by you to IBM under this Agreement, may be issued subsequent to delivery to you and will be payable in full in New Zealand dollars within thirty (30) days of the date of invoice.

It will be your exclusive responsibility to obtain all necessary consents from any government or related authority in New Zealand or Fiji to enable the Products to be imported into Fiji and to pay IBM in accordance with the provisions of this Agreement.

Transportation of the Products from your agent in New Zealand into Fiji to your location will be your responsibility, and the cost thereof borne by you.

You will be responsible for clearing the Products for importation into Fiji.

Upon becoming aware of any discrepancy between IBM’s shipping manifest and the Programs and Services received from IBM, you agree to notify IBM immediately. IBM will work with you to reconcile any differences.

Although IBM does not warrant delivery dates, IBM will use reasonable efforts to meet your requested delivery dates.

IBM selects the method of transportation and pay associated charges for Programs and Services IBM ships.

If IBM unable to stop shipment of an order you cancel, and you return such Programs or Services to IBM after shipment, IBM’s returns terms apply.

You are responsible for processing all customs formalities in New Zealand and Fiji in relation to the export or re-export of Products including import licensing in Fiji and the payment of all indirect taxes.

You will not require IBM to travel to Fiji to provide support to an End User. IBM is not responsible to support you or Products outside Fiji.

IBM may not be able to honour your request for modification or cancellation of an order. IBM may apply a cancellation charge for orders you cancel within ten (10) business days before the order is scheduled to be shipped. If a cancellation charge applies, IBM will specifiy the cancellation percentage in the Exhibit. IBM will advise you if the cancellation charge applies to an order you cancel.

3.	Returns

You must request and receive approval from IBM to return Programs and Services. IBM will inform you in writing of the schedule by which you may return Programs and Services to IBM. Such Programs and Services must have been acquired directly from IBM. When you return Programs and Services to IBM for credit, you must order Programs and Services of equal or greater value than the amount of the credit. The credit will be based on the price you paid for the Programs and Services, less any price adjustments. They must be received by IBM within one (1) month of IBM approving their return, unless IBM specifies otherwise to you in writing.

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You agree to ensure that the Programs and Services are free of any legal obligations or restrictions that prevent their return. IBM accepts them only from locations, within the country, to which IBM shipped them. IBM will reject any that do not comply with these terms. Additional information will be provided to you in writing.

Current Programs and Services

Current Programs and Services are those that are currently marketed by IBM. For purposes of rebalancing your inventory, any current Programs and Services may be returned to IBM for credit. You agree to pay shipping and associated charges for Programs and Services you return. Returned Programs and Services must be in IBM’s unopened and undamaged packages.

Withdrawn Programs and Services

Withdrawn Programs and Services are those which are no longer marketed by IBM. Requests to return withdrawn Programs and Services must be submitted within seven (7) months from the date of withdrawal or “end-of-life” date. You agree to pay shipping and associated charges for Programs and Services you return. Returned Programs and Services must be in their unopened and undamaged packages.

Unsalable Programs

Unsalable Programs are those which are:

1.	defective;

2.	damaged;

3.	returned by the End User under our money-back guarantee;

4.	returned because the End User did not accept the terms of the license agreement; or

5.	returned by the End User under the terms of their warranty.

You agree to refund the amount paid for Programs returned by your customer for any of the above reasons.

IBM is responsible for transportation charges IBM authorises for the return of Unsalable Programs.

4.	Price, Invoicing, Payment and Taxes

Price

The price for each Program and Service will be made available to you in a communication which IBM provides to you in published form or through IBM’s electronic information systems or a combination of both.

The price for each Program or Service is the lower of the price in effect on the date IBM receives your order or the date IBM ships a Program or Service to you, if it is within six (6) months of the date IBM receives your order.

However, if IBM receives your order after a price increase notification, but before the effective date of the price increase, the price in effect is the higher price. An exception to this is for orders for shrinkwrap Programs (including “use pack” and “license pack”) for quantities the sum of which is not more than your prior four (4) weeks’ sales as reported to IBM. For such orders, the price in effect is the lower price.

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Price Changes

IBM may change prices at any time. IBM will inform you of any price changes and endeavour to give you prior price change notification.

You will receive the benefit of a price decrease for Programs or Services IBM ships on or after the effective date of the decrease.

If IBM decreases the price for a Program or Service, you will be eligible to receive a price decrease credit for those in your inventory in the country from which they were acquired from IBM. However, if acquired from IBM under a special offering (for example, promotional price or other special incentive), they may not be eligible for a full credit. They must have been acquired directly from IBM.

Such inventory is your on-hand inventory level, your returns in transit to IBM, and those in transit from IBM to you, all on the day prior to the effective date of the price decrease. You are required to report, in a format IBM specifies in the operations guide, such inventory level within one (1) month of the price decrease.

The price decrease credit is the difference between the price you paid, after any adjustments, and the new price. IBM reserves the right to audit your inventory and records on your premises.

Invoicing, Payment and Taxes

Amounts are due upon receipt of invoice and payable as specified in a transaction document.

You agree to pay accordingly, including any late payment fee. Details of any late payment fee will be provided upon request at the time of order and will be included in the invoice.

You agree to pay importation cost recovery charges where applicable. Such charges include freight, insurance, duties and taxes.

You may use a credit only after IBM issues it.

If any authority requires IBM to include in its invoice to you a duty, tax, levy, or fee which they impose, excluding those based on IBM’s net income, upon any transaction under this Agreement, then you agree to pay that amount.

In addition to the above amounts, you agree to pay as and when payable to Fiji tax authorities, taxes resulting from your transactions under this Agreement or any activities/payments hereunder. You agree to hold IBM harmless and assume IBM’s liability for the payment of Fiji taxes, including income taxes (income tax on IBM personnel excepted) and for compliance with applicable procedures.

Failure to Pay Any Amounts Due

If you fail to pay any amounts due in the required period of time, you agree that IBM may do one or more of the following, unless precluded by law:

1.	impose a finance charge, as IBM specifies to you in writing, up to the maximum permitted by law, on the portion which was not paid during the required period;

2.	require payment on or before delivery of Programs or Services;

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3.	repossess any Programs and Services for which you have not paid. If IBM does so, you agree to pay all expenses associated with agree to pay all expenses associated with repossession and collection, including reasonable attorneys’ fees. You agree to make the Programs and Services available to IBM at a site that is mutually convenient;

4.	not accept your order until any amounts due are paid;

5.	terminate this Agreement; or

6.	pursue any other remedy available at law.

IBM may offset any amounts due you, or designated for your use (for example, marketing funds or promotional offerings), against amounts due to IBM or any of IBM’s Related Companies.

In addition, if your account with any of IBM’s Related Companies becomes delinquent, IBM may invoke any of these options when allowable by applicable law.

5.	Export and Import

You may actively market Programs and Services only within the geographic scope specified in this Agreement. You may not market outside this scope and you agree not to use anyone else to do so.

Export and Import Laws:

You warrant that you will comply with all applicable export and import laws, including those of the United States (which in some instances prohibit or restrict in-country marketing to certain Customers), when you market Products, Services and technical data. You agree that if you export or import (for example, if you are approved for a geographic scope which includes multiple countries) Products, Services and technical data, you, and not IBM, will act as the exporter or importer. Further, you warrant that you are knowledgeable with, and are and will remain in full compliance with, the applicable export and import laws, regulations, orders and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions, and making all proper filings). IBM may, at IBM’s sole discretion, require you from time to time to provide IBM with written certification relating to your compliance with applicable export and import laws or prohibit you from doing business with certain Customers in order to ensure that you and IBM comply with applicable export and import laws.

You will indemnify IBM for claims made against IBM for your failure to comply with applicable export and import laws, regulations or orders.

Customer Exports:

If a Customer acquires a Program for export, you agree to use your best efforts to ensure that your Customer complies with all applicable export and import laws, including those of the United States.

Attainment:

Programs you export (or which are acquired by a Customer for export) outside the geographic scope of the Agreement will not count toward attainment of your objectives and will not qualify for applicable promotional offerings and marketing funds.

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6.	Title

IBM does not transfer a Program’s title.

7.	Risk of Loss

IBM bear the risk of loss of, or damage to, a Program until its initial delivery from IBM to you. Thereafter, you assume the risk.

8.	Warranty

Warranty terms for Programs are described in the Program’s license terms. Unless IBM specifies otherwise, IBM provides other vendor Programs WITHOUT WARRANTY OF ANY KIND. However, other vendors may provide their own warranties.

9.	Ending the Agreement

Regardless of the contract duration specified in the Profile, or any renewal period in effect, either of us may terminate this Agreement, with or without cause, on three (3) months’ written notice. If, under applicable law, a longer period is mandatory, then the notice period is the minimum notice period allowable.

If IBM terminates for cause (such as you not meeting your minimum annual attainment) IBM may, at its discretion, allow you a reasonable opportunity to cure. If you fail to do so, the date of termination is that specified in the notice.

However, if either party breaches a material term of the Agreement, the other party may terminate the Agreement on written notice. Examples of such breach by you are: if you do not maintain customer satisfaction; if you do not comply with the terms of a transaction document; if you repudiate this Agreement; or if you make any material misrepresentations to IBM. You agree that IBM’s only obligation is to provide the notice called for in this section and IBM is not liable for any claims or losses if IBM does so.

At the end of this Agreement, you agree to:

1.	pay for or return to IBM, at IBM’s discretion, any Programs or Services for which you have not paid; and

2.	allow IBM, at IBM’s discretion, to acquire any other Programs or Services in your possession or control, at the price you paid IBM, less any credits issued to you.

Programs to be returned must be in their unopened and undamaged packages and in your inventory (or in transit from IBM) on the day this Agreement ends. IBM will inspect the Programs, and reserve the right to reject them. You agree to pay all the shipping charges.

At the end of this Agreement, each of us agrees to immediately settle any accounts with the other. IBM may offset any amounts due you against amounts due to IBM, or any of IBM’s Related Companies as allowable under applicable law.

You agree that if IBM permits you to perform certain activities after this Agreement ends, you will do so under the terms of this Agreement.

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IBM NEW ZEALAND LIMITED

85 The Esplanade, Petone, Wellington

IBM BUSINESS PARTNER AGREEMENT

General Terms

Business Partner Name and Address:	Agreement Number: SCD7060-02-DatecF
Datec (Fiji) Ltd	Business Partner Number: 196637
68 Gordon Street
SUVA FIJI

1.	Definitions

Business Partner is a business entity which is approved by IBM to market Products and Services under this Agreement.

Customer is either an End User or a Remarketer. IBM specifies in your Profile if IBM approves you to market to End Users or Remarketers, or both.

End User is anyone, who uses Services or acquires Products for its own use and not for resale.

Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. An Enterprise also includes other entities as IBM and the Enterprise agree in writing.

IBMNZ means IBM New Zealand Limited.

Licensed Internal Code is called “Code”. Certain Machines IBM specifies (called “Specific Machines”) use Code. International Business Machines Corporation or one of its subsidiaries owns copyrights in Code or has the right to license Code. IBM or a third party owns all copies of Code, including all copies made from them.

Machine is a machine, its features, conversions, upgrades, elements, accessories, or any combination of them. The term “Machine” includes an IBM Machine and any non-IBM Machine (including other equipment) that IBM approves you to market.

Product is a Machine or Program, that IBM approves you to market, as specified in your Profile.

Program is an IBM Program or a non-IBM Program provided by IBM, under its applicable license terms, that IBM approves you to market.

Related Company is any corporation, company or other business entity:

1.	more than 50 percent of whose voting shares are owned or controlled, directly or indirectly, by either of us, or

2.	which owns or controls, directly or indirectly, more than 50 percent of the voting shares of either of us, or

3.	more than 50 percent of whose voting shares are under common ownership or control directly or indirectly with the voting shares of either of us.

However, any such corporation, company or other business entity is considered to be a Related Company only so long as such ownership or control exists. “Voting shares” are outstanding shares or securities representing the right to vote for the election of directors or other managing authority.

Remarketer is a business entity which acquires Products and Services, as applicable, for the purpose of marketing.

Service is performance of a task, provision of advice and counsel, assistance, or access to a resource (such as a network and associated enhanced communication and support) that IBM approves you to market.

2.	Agreement Structure and Contract Duration

Profiles

IBM specifies the details of our relationship (for example, the type of Business Partner you are) in a document called a “Profile”. Each of us agrees to the terms of the Profile, the General Terms, the applicable Attachments referred to in the Profile, and the Exhibit (collectively called the “Agreement”) by signing the Profile.

General Terms

The General Terms apply to all of IBM’s Business Partners.

Attachments

IBM describes, in a document entitled an “Attachment”, additional terms that apply. Attachments may include, for example, terms that apply to the method of Product distribution (Remarketer Terms Attachment or Complementary Marketing Terms Attachment) and terms that apply to the type of Business Partner you are, for example, the terms that apply to a Distributor relationship as described in the Distributor Attachment. IBM specifies in your Profile the Attachments that apply.

Exhibits

IBM describes in an Exhibit, specific information about Products and Services, for example, the list of Products and Services, and warranty information about the Products.

Transaction Documents

IBM will provide to you the appropriate “transaction documents”. The following are examples of transaction documents, with examples of the information and responsibilities they may contain:

1.	invoices (item, quantity, payment terms and amount due); and

2.	order acknowledgements (confirmation of Products and quantities ordered).

Conflicting Terms

If there is a conflict among the terms in the various documents, the terms of:

1.	a transaction document prevail over those of all the documents;

2.	an Exhibit prevail over the terms of the Profile, Attachments and the General Terms;

3.	a Profile prevail over the terms of an Attachment and the General Terms; and

4.	an Attachment prevail over the terms of the General Terms.

If there is an order of precedence within a type of document, such order will be stated in the document (for example, the terms of the Distributor Attachment prevail over the terms of the Remarketer Terms Attachment, and will be so stated in the Distributor Attachment).

IBM’s Acceptance of Your Order

Products and Services become subject to this Agreement when IBM accepts your order by:

1.	sending you a transaction document; or

2.	providing the Products or Services.

Acceptance of the Terms in a Transaction Document

You accept the terms in a transaction document by doing any of the following:

1.	signing it (those requiring a signature must be signed);

2.	accepting the Product or Services;

3.	providing the Product or Services to your Customer; or

4.	making any payment for the Product or Services.

Contract Duration

IBM specifies the contract start date and the duration in your Profile. Unless IBM specifies otherwise in writing, the Agreement will be renewed automatically for subsequent two (2) year periods. However, you may advise IBM in writing not to renew the Agreement. Each of us is responsible to provide the other with three (3) months’ written notice if this Agreement will not be renewed.

3.	Our Relationship

Responsibilities

Each of us agrees that:

1.	you are an independent contractor, and this Agreement is non-exclusive. Neither of us is a legal representative or legal agent of the other. Neither of us is legally a partner of the other (for example, neither of us is responsible for debts incurred by the other), and neither of us is an employee or franchise of the other, nor does this Agreement create a joint venture between us;

2.	each of us is responsible for our own expenses regarding fulfilment of our responsibilities and obligations under the terms of this Agreement;

3.	neither of us will disclose the terms of this Agreement, unless both of us agree in writing to do so, or unless required by law;

4.	neither of us will assume or create any obligations on behalf of the other or make any representations or warranties about the other, other than those authorised;

5.	any terms of this Agreement, which by their nature extend beyond the date this Agreement ends, remain in effect until fulfilled and apply to respective successors and assignees;

6.	IBM may withdraw a Product or Service from marketing at any time;

7.	we will allow the other a reasonable opportunity to comply before it claims the other has not met its obligations, unless specified otherwise in the Agreement;

8.	neither of us will bring a legal action against the other more than two (2) years after the cause of action arose, unless otherwise provided by local law without the possibility of contractual waiver;

9.	failure by either of us to insist on strict performance or to exercise a right when entitled does not prevent either of us from doing so at a later time, either in relation to that default or any subsequent one;

10.	neither of us is responsible for failure to fulfil obligations due to causes beyond the reasonable control of either of us;

11.	IBM reserves the right to assign, in whole or in part, this Agreement, to a Related Company, but may assign its rights to payment or orders placed hereunder to any third party;

12.	IBM does not guarantee the results of any of its marketing plans; and

13.	each of us will comply with all applicable laws and regulations (such as those governing consumer transactions).

Other Responsibilities

You agree:

1.	to be responsible for customer satisfaction for all your activities, and to participate in customer satisfaction programs as IBM determines;

2.	that your rights under this Agreement are not property rights and, therefore, you can not transfer them to anyone else or encumber them in any way. For example, you can not sell your approval to market IBM’s Products or Services or your rights to use IBM’s Trademarks;

3.	to maintain the criteria IBM specified when IBM approved you;

4.	To achieve and maintain the certification requirements for the Products and Services you are approved to market, as specified in your Profile;

5.	not to assign or otherwise transfer this Agreement, your rights under this Agreement, or any of its approvals, or delegate any duties, unless expressly permitted to do so in this Agreement. Otherwise, any attempt to do so is void;

6.	to conduct business activities with IBM (including placing orders) which IBM specified in the operations guide, using IBM’s automated electronic system if available. You agree to pay all your expenses associated with it such as your equipment and communication costs;

7.	that when IBM provides you with access to its information systems, it is only in support of your marketing activities. Programs IBM provides to you for your use with IBM’s information systems, which are in support of your marketing activities, are subject to the terms of their applicable license agreements, except you may not transfer them;

8.	to promptly provide IBM with documents it may require from you or the End User (for example, IBM’s license agreement signed by the End User) when applicable;

9.	to comply with the highest ethical principles in performing under the Agreement. You will not offer or make payments or gifts (monetary or otherwise) to anyone for the purpose of wrongfully influencing decisions in favour of IBM, directly or indirectly. IBM may terminate this Agreement immediately in case of 1) a breach of this clause or 2) when IBM reasonably believes such a breach has occurred or is likely to occur; and

10.	that your conduct under this Agreement will be consistent with the anti-boycott laws and regulations of the United States.

IBM’s Review of Your Compliance with this Agreement

IBM may periodically review your compliance with this Agreement. You agree to provide IBM with relevant records on request. IBM may reproduce and retain copies of these records. IBM, or an reproduce and retain copies of these records. IBM, or an independent auditor, may conduct a review of your compliance with this Agreement on your premises during your normal business hours.

If, during IBM’s review of your compliance with this Agreement, IBM finds you have materially breached the terms of this relationship, in addition to IBM’s rights under law and the terms of this Agreement, for transactions that are the subject of the breach, you agree to refund the amount equal to the discount (or fee, if applicable) IBM gave you for the Products or Services or IBM may offset any amounts due to you from IBM.

4.	Status Change

You agree to give IBM prompt written notice (unless precluded by law or regulation) of any change or anticipated change in your financial condition, business structure, or operating environment (for example, a material change in equity ownership or management or any substantive change to information supplied in your application). Upon notification of such change, (or in the event of failure to give notice of such change) IBM may, at its sole discretion, immediately terminate this Agreement.

5.	Confidential Information

With reference to the IBM Agreement for Exchange of Confidential Information, the following is confidential information (Information):

1.	all information IBM marks or otherwise states to be confidential;

2.	any of the following prepared or provided by IBM:

a.	sales leads,

b.	information regarding prospects or Customers,

c.	unannounced information about Products and Services,

d.	business plans, or

e.	market intelligence;

3.	any of the following written information you provide to IBM on its request and which you mark as confidential:

a.	reporting data,

b.	financial data, or

c.	the business plan.

All other information exchanged between us is nonconfidential, unless disclosed as specified in the IBM Agreement for Exchange of Confidential Information.

6.	Marketing Funds and Promotional Offerings

IBM may provide marketing funds and promotional offerings to you. If IBM does, you agree to use them according to IBM’s guidelines and to maintain records of your activities regarding the use of such funds and offerings for three (3) years. IBM may withdraw or recover marketing funds and promotional offerings from you if you breach any terms of the Agreement. Upon notification of termination of the Agreement, marketing funds and promotional offerings will no longer be available for use by you, unless IBM specifies otherwise in writing.

7.	Production Status

Each IBM Machine is manufactured from new parts, or new and used parts. In some cases, the IBM Machine may not be new and may have been previously installed. Regardless of the IBM Machine’s production status, IBM’s appropriate warranty terms apply. You agree to inform your Customers of these terms in writing (for example, in your proposal or brochure).

8.	Patents and Copyrights

For the purpose of this section only, the term Product includes Licensed Internal Code (if applicable).

If a third party claims that a Product IBM provides under this Agreement infringes that party’s patents or copyrights, IBM will defend you against that claim at IBM’s expense and pay all costs, damages, and attorneys’ fees that a court finally awards, provided that you:

1.	Promptly notify IBM in writing of the claim; and

2.	allow IBM to control, and cooperate with IBM in, the defense and any related settlement negotiations.

If you maintain an inventory, and such a claim is made or appears likely to be made about a Product in your inventory, you agree to permit IBM either to enable you to continue to market and use the Product, or to modify or replace it. If IBM determines that none of these alternatives is reasonably available, you agree to return the Product to IBM on its written request. IBM will then give you a credit, as it determines, which will be either 1) the price you paid IBM for the Product (less any price-reduction credit), or 2) the depreciated price.

This is IBM’s entire obligation to you regarding any claim of infringement.

Claims for Which IBM is Not Responsible

IBM has no obligation regarding any claim based on any of the following:

1.	anything you provide which is incorporated into a Product;

2.	your modification of a Product, or a Program’s use in other than its specified operating environment;

3.	the combination, operation, or use of a Product with any Products not provided by IBM as a system, or the combination, operation, or use of a Product with any product, data, or apparatus that IBM did not provide; or

4.	infringement by a non-IBM Product alone, as opposed to its combination with Products IBM provides to you as a system.

9.	Liability

Circumstances may arise where, because of a default or other liability, one of us is entitled to recover damages from the other. In each such instance, regardless of the basis on which damages can be claimed, the following terms apply as your exclusive remedy and IBM’s exclusive liability.

IBM’s Liability

IBM is responsible for no more than:

1.	payments referred to in the “Patents and Copyrights” section above;

2.	damages for bodily injury (including death) caused by IBM’s negligence;

3.	actual direct loss or damage to real property or tangible personal property caused by IBM’s negligence; and

4.	the amount of any other actual direct loss or damage arising from IBM’s negligence or breach of this Agreement, up to the greater of US$100,000 (or equivalent) or the charges for the Product or Service that is the subject of the claim.

Items for Which IBM is Not Liable

Under no circumstances (except as required by law) is IBM liable for any of the following:

1.	third-party claims against you for damages (other than those under the first three items above in the subsection entitled “IBM’s Liability”);

2.	loss of, or damage to, your records or data; or

3.	special, incidental, or indirect damages, or for any economic consequential damages (including lost profits or savings) even if IBM is informed of their possibility.

The Consumer Guarantees Act 1993 will not apply in respect to any goods and services which IBM provides if you require the goods or services for the purpose of a business as defined in the Act. The implied warranties of merchantability and fitness for a particular purpose are also excluded. Where services are not required for the purposes of a business as defined in the Consumer Guarantees Act 1993 the limitations in this Section are subject to the limitations in that Act.

Your Liability

In addition to damages for which you are liable under law and the terms of this Agreement, you will indemnify IBM for claims made against it by others (particularly regarding statements, representations, or warranties not authorised by IBM) arising out of your conduct under this Agreement or as a result of your relations with anyone else.

You indemnify IBM in respect of any claim (and all costs and payments associated with any claim) whether or not you are liable at law for the amount the subject of the claim, which may be made against or paid by IBM as the case may be, by, or on behalf of:

1.	a New Zealand government office in respect of any tax or penalties that the office may seek to recover from IBM in respect of any amounts invoiced to you for Products supplied by IBM; and

2.	any revenue raising authority in New Zealand including the Commissioner of Inland Revenue in respect of any other payment, liability or penalty that the authority may seek to recover from IBM in respect of any amounts invoiced to you for Products supplied by IBM.

You agree to provide to IBM, upon receipt of its written request, a copy of the relevant export documentation evidencing the exportation of all Products supplied by IBM to you or your shipping agent.

10.	Trademarks

IBM will notify you in written guidelines of the IBM Business Partner title and emblem which you are authorised to use. You may not modify the emblem in any way. You may use IBM’s Trademarks (which include the title, emblem, IBM trademarks and service marks) only:

1.	within the geographic scope of this Agreement;

2.	in association with Products and Services IBM approves you to market; and

3.	as described in the written guidelines provided to you.

The royalty normally associated with non-exclusive use of the Trademarks will be waived, since the use of this asset is in conjunction with marketing activities for Products and Services.

You agree to promptly modify any advertising or promotional materials that do not comply with IBM’s guidelines. If you receive any complaints about your use of a Trademark, you agree to promptly notify IBM. When this Agreement ends, you agree to promptly stop using IBM’s Trademarks. If you do not, you agree to pay any expenses and fees IBM incurs in getting you to stop.

You agree not to register or use any mark that is confusingly similar to any of IBM’s Trademarks.

IBM’s Trademarks, and any goodwill resulting from your use of them, belongs to IBM.

11.	Changes to the Agreement Terms

IBM may change the terms of this Agreement by giving you one (1) month’s written notice.

IBM may, however, change the following terms without advance notice:

1.	those IBM specifies in this Agreement as not requiring advance notice;

2.	those of the Exhibit unless otherwise limited by this Agreement; and

3.	those relating to safety and security.

Otherwise, for any other change to be valid, both of us must agree in writing. Changes are not retroactive. Additional or different terms in any written communication from you (such as an order), are void.

12.	Internal Use Products

You may acquire Products you are approved to market for your internal use within your Business Partner operations. Except for personal computer Products, you are required to advise IBM when you order Products for your internal use.

IBM will specify in your Exhibit the discount or price, as applicable, at which you may acquire the Products for internal use.

Any value added enhancement or systems integration services otherwise required by your relationship is not applicable when you acquire Products for internal use. You must retain such Products for a minimum of 12 months, unless IBM specifies otherwise in the Exhibit.

13.	Demonstration, Development and Evaluation Products

You may acquire Products you are approved to market for demonstration, development and evaluation purposes, unless IBM specifies otherwise in the Exhibit. Such Products must be used primarily in support of your Product marketing activities.

IBM will specify in your Exhibit the Products IBM makes available to you for such purposes, the applicable discount or price, and the maximum quantity of such Products you may acquire and the period they are to be retained. The maximum number of input/output devices you may acquire is the number supported by the system to which they attach.

If you acquired the maximum quantity of Machines, you may still acquire a field upgrade, if available.

IBM may decrease the discount IBM provides for such Products on one (1) month’s written notice.

You may make these Products available to a Customer for the purpose of demonstration and evaluation. Such Products may be provided to an End User for no more than three (3) months. For a Program, you agree to ensure the Customer has been advised of the requirement to accept the terms of a license agreement before using the Program.

14.	Electronic Communications

Each of us may communicate with the other by electronic means, and such communication is acceptable as a signed writing to the extent permissible under applicable law. Both of us agree that for all electronic communications, an identification code (called a “user ID”) contained in an electronic document is sufficient to verify the sender’s identity and the document’s authenticity.

15.	Geographic Scope

All the rights and obligations of both of us are valid only in New Zealand.

All disputes arising in connection with this Agreement will be settled in accordance with the laws of New Zealand.

16.	Governing Law

This Agreement and its applicable Attachments, Exhibits and Profile are governed by the laws of New Zealand.

17.	General

Nothing in this Agreement will require IBM personnel to travel to Fiji to provide support or perform any other business activity.